Exhibit 99.1

INTER PARFUMS COMPLETES PURCHASE OF MAJORITY STAKE IN NICKEL S.A.
Acquisition Marks Entrée Into Prestige Men's Skin Care Products and Services

New York, NY, April 7, 2004 -- Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that its Paris-based subsidiary, Inter Parfums S.A., has consummated the acquisition of a 64% interest in Nickel S.A. for approximately $6 million in cash.

Founded in 1996, Nickel produces and sells a complete line of high end skin care products for men. Nickel's products are sold in prestige department and specialty stores in France (500 outlets), throughout the remainder of Western Europe (900 outlets) and in the United States (300 outlets), as well as through men's spas in Paris, New York, and San Francisco. For the twelve months ended March 2004, Nickel's sales were nearly $6 million, a 50% increase over the previous year.

Inter Parfums S.A. plans to invest an additional $3.7 million in Nickel to expand its distribution; this action, if not matched by the minority interests, would increase Inter Parfums S.A.'s ownership to 74%. According to the definitive agreement, from January 2007 through June 2007, Nickel's minority shareholders will have the right to sell their remaining interests in Nickel to Inter Parfums S.A. The purchase price will be based upon a formula applied to Nickel's sales for the year ending December 31, 2006, pro rated for the minority holders' equity in Nickel.

Nickel founder, Philippe Dumont will remain as President of Nickel, and will be responsible for new product development, expanding sales distribution and a spa expansion program.

According to Jean Madar, Chairman & CEO of Inter Parfums, Inc., "Since the signing of the letter of intent back in December 2003, we have been conducting our due diligence on Nickel and the industry. We are now even more convinced that Nickel is the right transaction at the right time. According to recent market research, the men's skin care sector is expected to grow by 67% to a $1 billion market by 2008. We believe the opportunity for a unique brand such as Nickel in a fast-paced market is exceptional, as we market our products to the growing number of men who seek to expand their grooming regime beyond shaving, by using moisturizer, eye cream and exfoliants formulated specially for male skin."

He went on to say, "Our plans include broader retail distribution of the Nickel product line and new product introductions. We also plan to draw upon the skin care product expertise that the Nickel team brings, as we explore other opportunities in the treatment side of the beauty business beyond the Nickel brand."

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Nickel. It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide